Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of LyondellBasell Industries N.V. of our report dated March 17, 2011, except for the guarantor financial information presented in Note 27 as to which the date is June 20, 2011, relating to the financial statements of LyondellBasell Industries N.V. and our report dated March 17, 2011, except for the guarantor financial information presented in Note 27 as to which the date is June 20, 2011, relating to the financial statements of the predecessor to LyondellBasell Industries N.V., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
June 22, 2011